Exhibit 4.28

EQUITY PLEDGE TERMINATION AGREEMENT

For

Reemake Media Co., Ltd.

Between

Hui Liu

Beijing Silvia Technology Service Co., Ltd.

And

Reemake Media Co., Ltd.

April 20 2017

THIS EQUITY PLEDGE TERMINATION AGREEMENT (this “Agreement”) is dated April 20, 2017, and is entered into in Beijing, People’s Republic of China, by and among the following parties:

(1)                                         Hui Liu, a citizen of People’s Republic of China (“China”), PRC ID card number *** (the “Pledgor”)

(2)                                         Beijing Silvia Technology Service Co., Ltd. (Formerly known as “Beijing Jumeiyoupin Technology Co., Ltd.”), a wholly foreign-owned enterprise registered in China, under laws of China, with its address at Room 803, Floor 7, Building 3, No. 15, Haidian Middle Street, Haidian District, Beijing (the “Pledgee”); and

(3)                                         Reemake Media Co., Ltd., a limited liability company organized and existing under the laws of the PRC, with its address at Room 829, Floor 7, No. 71, Chaoyang Road, Chaoyang District, Beijing (the “Company”); and

Party A, Party B, and Party C are hereinafter collectively referred to as the “Parties” and individually, as a “Party.”

WHEREAS:

(1)                                         Pursuant to a AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT (“Equity Pledge Agreement”) made and entered into as of 24 January 2014, by and among the Pledgor, the Company and the Pledgee, the Pledgor shall pledge all the Company’s equity interest to the Pledgee as security for (i) obligations of the contract obligations under AMENDED AND RESTATED EXCLUSIVE PURCHASE OPTION AGREEMENT, and AMENDED AND RESTATED SHAREHOLDERS’ VOTING RIGHTS AGREEMENT made and entered into as of 24 January 2014, by and among the Pledgor, the Company and the Pledgee, and obligations under the EXCLUSIVE CONSULTING AND SERVICES AGREEMENT made and entered into as of 24 January 2014, by and among the Pledgor and the Company; (ii) all obligations under the aforementioned AMENDED AND RESTATED EXCLUSIVE PURCHASE OPTION AGREEMENT, AMENDED AND RESTATED SHAREHOLDERS’ VOTING RIGHTS AGREEMENT and EXCLUSIVE CONSULTING AND SERVICES AGREEMENT; and (iii) the pledgee’s contract under the Equity Pledge Agreement, and (iii) the performance of the contract obligations and payment of the secured indebtedness under the Equity Pledge Agreement. The pledger will pledge the equity interest to the Pledgee and grant the pledgee the priority claim of pledge (the “Pledge”).

(2)                                         The Pledgor, the Company and the Pledgee agree to terminate and discharge all the responsibility and obligations under the pledge.

NOW, THEREFORE, the parties have reached an agreement as follows:

Article 1  Release and Termination

1.1                                      The Pledgee agrees to terminate, discharge and exempt all rights claims, prosecution, litigation, claims and authorizations arising out of the creation, proof, granting or constituting of the Equity Pledge Agreement immediately, unconditionally and irrevocably.

1.2                                      The Pledgor hereby accepts the termination, discharge and exemption of the pledgee set forth in Article 1.1.

1.3                                      The Parties agree to terminate the Equity Pledge Agreement from the date of signing this Agreement.

Article 2  Registration of Discharge

2.1                                      The Pledgor and the Pledgee hereby authorize and agree to cooperate fully with the Company in submitting all relevant documents required for the registration of the pledge to the registration authority as soon as possible after the signing of this Agreement and complete the termination registration of the pledge.

2.2                                      Upon completion of the cancellation of the pledge, the Company shall promptly submit to the Pledgee the relevant documents certifying the termination of the pledge.

Article 3  Notices

3.1                                      Any notice, request, claim and other correspondence required by this Agreement or made under this Agreement shall be delivered in writing to the Party concerned.

3.2                                      If the above notice or other communication is sent in the form of fax or telex, it will be deemed to be delivered upon delivery; if sent by person, it shall be deemed to have been served by personal delivery; if sent by mail, it will be deemed to be served five (5) days after the mailing.

Article 4  Miscellaneous

4.1                                      This Agreement shall enter into force on the date of signature.

4.2                                      This Agreement is in four (4) copies. The parties of this Agreement shall each hold one (1) copy and the other copy shall be used for registration of termination of Equity Pledge Agreement. Each copy of the Agreement shall have the same legal validity.

4.2                                      The execution, validity, performance, amend, interpretation and termination of this Agreement shall be governed by relevant laws of China.

4.3                                      Any dispute arising under this Agreement and in connection with this Agreement shall be settled by consultation among the parties; and if the parties are unable to reach agreement within thirty (30) days after the occurrence of the dispute, the dispute shall be submitted to the people’s court in Beijing that has the jurisdiction over the matter.

(NO CONTRACT CONTENT BELOW THIS PAGE)

(Signature Page of the EQUITY PLEDGE TERMINATION AGREEMENT)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and place first set forth above

Pledgor:

Hui Liu

/s/Hui Liu

Pledgee:

Beijing Silvia Technology Service Co., Ltd. (Seal) /seal/

/s/ Yunsheng Zheng
Name: Yunsheng Zheng
Title: Legal Representative

Company:

Reemake Media Co., Ltd. (Seal) /seal/

/s/ Yusen Dai
Name: Yusen Dai
Title: Legal Representative